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EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                     MICROS SYSTEMS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                for the years ended June 30, 1997, 1996 and 1995
                     (in thousands, except per share data)

                                                              1997        1996        1995
                                                            -------     -------     -------
Weighted-average number of common shares                      7,959       7,897       7,835
Dilutive effect of outstanding stock options                     91         109         117
                                                            -------     -------     -------
Weighted-average number of common and common equivalent
  shares outstanding                                          8,050       8,006       7,952
                                                            =======     =======     =======
Net income                                                  $16,332     $ 2,392     $11,577
                                                            =======     =======     =======
Net income per common and common equivalent share           $  2.03     $  0.30     $  1.46
                                                            =======     =======     =======